PRICING SUPPLEMENT NO. 1860AB Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated October 29, 2013 $1,031,700 Deutsche Bank AG Buffered Return Optimization Securities
Linked to the Market Vectors® Gold Miners ETF due October 31, 2016
Investment Description
Buffered Return Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the Market Vectors® Gold Miners ETF (the “Fund”). If the Final Price is greater than the Initial Price, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to 2.00 (the “Multiplier”) times the Fund Return, up to the Maximum Gain of 60.60%. If the Final Price is equal to or less than the Initial Price, but its percentage decline is less than the Buffer Amount of 10.00%, the Issuer will repay the full Face Amount at maturity. However, if the Final Price is below the Initial Price and its percentage decline is more than the Buffer Amount, the Issuer will repay less than the full Face Amount, resulting in a loss on the Face Amount to investors that is equal to the percentage decline in the Fund in excess of the Buffer Amount. Investing in the Securities involves significant risks. You will not receive interest or coupon payments during the term of the Securities. You may lose up to 90.00% of the Face Amount per Security. You will not receive dividends or other distributions paid on the Fund or on any component securities composing the Fund. Downside market exposure to the Fund is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of the Face Amount, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
Features	Key Dates
❑   Enhanced Growth Potential — At maturity, the Securities enhance any positive Fund Return up to the Maximum Gain. In this case, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to the Multiplier times the Fund Return, up to the Maximum Gain of 60.60%. If the Final Price is below the Initial Price, investors will be exposed to any decline in the Fund in excess of the Buffer Amount at maturity.
❑   Buffered Downside Market Exposure — If you hold the Securities to maturity and the Fund Return is zero or negative but the percentage decline of the Final Price below the Initial Price is less than the Buffer Amount, the Issuer will repay the Face Amount. However, if the Final Price is below the Initial Price and its percentage decline is more than the Buffer Amount, the Issuer will pay you less than the Face Amount, resulting in a loss on the Face Amount to investors that is equal to the percentage decline in the Fund in excess of the Buffer Amount. You may lose up to 90.00% of the Face Amount per Security. Downside market exposure to the Fund is buffered only if you hold the Securities to maturity. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire initial investment.
	Trade Date Settlement Date1 Final Valuation Date2 Maturity Date2	October 29, 2013 October 31, 2013 October 25, 2016 October 31, 2016

1      We expect to deliver the Securities against payment on the second business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.
2      See page 4 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR FULL INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND, SUBJECT TO THE BUFFER AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90.00% OF THE FACE AMOUNT OF THE SECURITIES.
Security Offering
We are offering Buffered Return Optimization Securities linked to the performance of the Market Vectors® Gold Miners ETF. The return on the Securities is subject to, and limited by, the Maximum Gain. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of 100 Securities at the price to public described below.
Fund	Multiplier	Maximum Gain	Initial Price	Buffer Amount	CUSIP/ ISIN
Market Vectors® Gold Miners ETF (Ticker: GDX)	2.00	60.60%	$25.75	10.00%	25155G203 / US25155G2030
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement AB dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.
The Issuer’s estimated value of the Securities on the Trade Date is $9.655 per $10.00 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement and product supplement AB. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Offering of Securities	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Buffered Return Optimization Securities linked to the Market Vectors® Gold Miners ETF
Per Security	$10.00	$0.25	$9.75
Total	$1,031,700.00	$25,792.50	$1,005,907.50
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,031,700.00	$132.88

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six and a quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this pricing supplement, together with product supplement AB dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement AB dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005088/crt_dp33004-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Buffered Return Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.
Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement.
The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90.00% of the Face Amount.

♦    You can tolerate the loss of a substantial portion of your investment and are willing to make an investment that has similar downside market risk as an investment in the shares of the Fund or the component securities held by the Fund, subject to the Buffer Amount at maturity.

♦    You believe that the price of the Fund will increase over the term of the Securities and are willing to give up any appreciation in excess of the Maximum Gain indicated on the cover hereof.

♦    You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦    You do not seek current income from this investment and are willing to forgo any dividends or other distributions paid on the Fund or on the component securities held by the Fund.

♦    You are willing and able to hold the Securities for a term of approximately three years, to maturity, and accept that there may be little or no secondary market for the Securities.

♦    You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations, you may not receive any amounts due to you, including any repayment of your initial investment at maturity.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90.00% of the Face Amount.

♦    You require an investment designed to guarantee a full return of the Face Amount at maturity.

♦    You cannot tolerate the loss of any of your investment, and you are not willing to make an investment that has similar downside market risk as an investment in the shares of the Fund or the component securities held by the Fund, subject to the Buffer Amount at maturity.

♦    You believe that the price of the Fund will decline during the term of the Securities and the Final Price is likely to have declined below the Initial Price by a percentage that is more than the Buffer Amount, or you believe the Fund will appreciate over the term of the Securities by more than the Maximum Gain indicated on the cover hereof.

♦    You seek an investment that participates in the full appreciation in the price of the Fund or that has unlimited return potential.

♦    You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦    You seek current income from this investment or you prefer to receive any dividends and any other distributions paid on the Fund or on the component securities held by the Fund.

♦    You are unwilling or unable to hold the Securities for a term of approximately three years, to maturity or you seek an investment for which there will be an secondary market.

♦   You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities including any repayment of your initial investment at maturity.

Final Terms		Investment Timeline
Issuer	Deutsche Bank AG, London Branch
Issue Price	$10.00 per Face Amount of Securities (subject to a minimum purchase of 100 Securities)
Face Amount	$10.00. The Payment at Maturity will be based on the Face Amount.
Term	Approximately 3 years
Trade Date	October 29, 2013
Settlement Date	October 31, 2013
Final Valuation Date1	October 25, 2016
Maturity Date1, 2	October 31, 2016
Fund	Market Vectors® Gold Miners ETF (Ticker: GDX)
Multiplier	2.00
Maximum Gain	60.60%
Buffer Amount	10.00%
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Fund Return is positive, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount of Securities plus a return equal to the Fund Return multiplied by 2.00, subject to the Maximum Gain, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Fund Return x Multiplier and (ii) Maximum Gain)

If the Fund Return is zero or negative and the percentage decline from the Initial Price to the Final Price is equal to or less than the Buffer Amount, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount of Securities.

If the Fund Return is negative and the percentage decline from the Initial Price to the Final Price is greater than the Buffer Amount, Deutsche Bank AG will pay you a cash payment at maturity that is less than the full Face Amount of $10.00 per $10.00 Face Amount of Securities, resulting in a loss on the Face Amount that is equal to the percentage decline in the Fund in excess of the Buffer Amount, calculated as follows:

$10.00 + [$10.00 x (Fund Return + Buffer Amount)]

In this scenario, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price in excess of the Buffer Amount and you will lose up to 90.00% of the Face Amount.

Fund Return	Final Price – Initial Price Initial Price
Closing Price	On any trading day, the last reported sale price of one share of the Fund on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.
Initial Price	$25.75, equal to the Closing Price of the Fund on the Trade Date
Final Price	The Closing Price of the Fund on the Final Valuation Date
Share Adjustment Factor	Initially 1.0 for the Fund, subject to adjustments for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90.00% OF THE FACE AMOUNT OF THE SECURITIES. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

2
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Fund or in any of the component securities held by the Fund.  Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative and if the Fund Return is negative, whether the Final Price is less than the Initial Price by a percentage greater than the Buffer Amount. If the Final Price is less than the Initial Price by a percentage greater than the Buffer Amount, Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a loss on the Face Amount that is equal to the percentage decline in the Fund in excess of the Buffer Amount. Accordingly, you may lose up to 90.00% of the Face Amount of the Securities if the Final Price is less than the Initial Price by a percentage greater than the Buffer Amount.

♦
Capped Appreciation Potential — If the Fund Return is positive, you will be entitled to receive at maturity only the Face Amount plus an amount equal to the lesser of (i) the Fund Return times the Multiplier and (ii) the Maximum Gain of 60.60%. Your return on the Securities is subject to, and limited by, the Maximum Gain, regardless of any further increase in the price of the Fund, which may be significant. Accordingly, the maximum Payment at Maturity will be $16.06 per $10.00 Security. As a result, the return on an investment in the Securities may be less than the return on a direct investment in the Fund.

♦
The Multiplier Only Applies if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Multiplier and the return you realize may be less than two times the Fund’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and receive the Maximum Gain on the Securities from the Issuer only if you hold the Securities to maturity.

♦
Downside Market Exposure to the Fund Is Buffered Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the percentage decline in the price of the Fund at such time is not more than the Buffer Amount.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of the Face Amount at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Fund or holders of shares of the Fund would have.

♦
Investing in the Securities Is Not the Same as Investing in the Fund or the Component Securities Held by the Fund — The return on your Securities may not reflect the return you would realize if you were directly invested in the Fund or the component securities held by the Fund. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of shares of the Fund or of the component securities held by the Fund would have.

♦
If the Price of the Fund Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the shares of the Fund. Changes in the market price of the shares of the Fund may not result in a comparable change in the value of your Securities.

♦
Fluctuation of NAV — The market prices of the shares of the Fund may fluctuate in accordance with changes in its net asset value (the “NAV”) and supply and demand on the applicable stock exchanges. The NAV of the Fund may fluctuate with changes in the market value of the Fund’s securities holdings. Therefore, the market price of the Fund may differ from its NAV per share and the Fund may trade at, above or below its NAV per share.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
Adjustments to the Fund or to its Tracked Index Could Adversely Affect the Value of the Securities — Van Eck Associates Corporation (“Van Eck”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index (the “Tracked Index”). NYSE Arca may add, delete or substitute the stocks composing the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, Van Eck may add, delete or substitute the component securities held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Fund, which could cause the prices of the shares of the Fund to decline.

♦
The Fund and its Tracked Index Are Different — The performance of the Fund may not exactly replicate the performance of the Tracked Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its tracked index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. Finally, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Tracked Index.

♦
Risks Associated With Investments in Securities With Concentration in the Gold and Silver Mining Industry — The stocks composing the Tracked Index and that are generally tracked by the Fund are stocks of companies primarily engaged in the mining of gold or silver ore. The component securities held by the Fund may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. Because the Fund primarily invests in stocks, American Depositary Receipts (“ADRs”) and Global Depositary Receipts (“GDRs”) of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the component securities held by the Fund are subject to certain risks associated with such companies. The Fund measures the performance of shares of gold and silver mining companies and not the spot price of gold or silver specifically.

Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

Silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Peru, Mexico and China.

♦
Risks Associated With Investments in Securities Linked to the Value of Equity Securities Issued by Non-U.S. Companies — The Market Vectors® Gold Miners ETF includes component securities that are issued by companies incorporated outside of the U.S. Because the Fund holds stocks and GDRs that are traded outside the U.S. as well as ADRs whose underlying securities are traded outside the U.S., the Securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of the Fund and the value of your Securities. Furthermore, there are risks associated with investments in securities linked to the value of equity securities issued by a non-U.S. company. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the price of equity securities issued by a non-U.S. company may be adversely affected by political, economic, financial and social factors that may be unique to the particular country in which the non-U.S. company is incorporated. These factors include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
The Securities Are Subject to Emerging Markets Risk — Because the Market Vectors® Gold Miners ETF includes component securities that are issued by non-U.S. companies located in emerging markets countries, the value of the Securities is subject to the political and economic risks of such emerging market countries. The component securities held by the Fund include stocks, ADRs and GDRs of companies that are located in emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could affect the value of the Securities and the amount payable to you at maturity.

♦
The Securities Are Subject to Currency Exchange Rate Risk — Because the Market Vectors® Gold Miners ETF invests in (i) stocks and GDRs denominated in foreign currencies, but the Fund’s shares are denominated in U.S. dollars and (ii) ADRs denominated in U.S. dollars but whose underlying securities are denominated in foreign currencies, changes in currency exchange rates may negatively impact the Fund’s return. Of particular importance to currency exchange rate risk are:

♦	existing and expected rates of inflation;

♦	existing and expected interest rate levels;

♦	political, civil or military unrest;

♦	the balance of payments between countries; and

♦	the extent of governmental surpluses or deficits in the countries represented in the Market Vectors® Gold Miners ETF and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Fund, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the Fund strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the overall Fund. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of the Fund will be adversely affected and the value of the Securities linked to the Fund may be reduced. Additionally, the volatility and/or the correlation (including the direction and the extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the Fund could adversely affect the value of the Fund.

♦
There Is No Affiliation Between the Fund and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by the Fund — We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the Tracked Index (such stocks, “Underlying Stocks,” the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the Securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering of your Securities in any way and none of them has any obligation of any sort with respect to your Securities. Neither the Fund nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Fund, its Tracked Index or the Component Securities Held by the Fund Is No Guide to Future Performance — The actual performance of the Fund, its Tracked Index or of the component securities held by the Fund over the term of the Securities, may bear little relation to the historical prices of the shares of the Fund or of the component securities held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Fund, its Tracked Index or of the component securities held by the Fund.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date —  While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six and a quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the price of the Fund will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Fund;

♦	the time remaining to maturity of the Securities;

♦	the composition of the investment portfolio of the Fund and any changes thereto;

♦	the market prices and dividend rates of the component securities held by the Fund;

♦	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

♦	interest rates and yields in the market generally;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We, Our Affiliates or Agents, or UBS AG or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Market Price of the Shares of the Fund and the Value of Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. We, our affiliates or agents, or UBS AG or its affiliates, may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Fund to which the Securities are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the component securities held by the Fund, the Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Fund or the component securities held by the Fund, may adversely affect the market value of the component securities held by the Fund and/or the share price of the Fund, and, therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Stock Issuers whose securities are held by the Fund, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Final Price and Payment at Maturity based on the Closing Price of the Fund. The calculation agent can postpone the determination of the Closing Price of the Fund if a market disruption event occurs on the Final Valuation Date. In addition, the calculation agent retains a degree of discretion about certain adjustments to the Share Adjustment Factor upon the occurrence of certain events that affect the shares of the Fund.  Deutsche Bank AG has determined the Issuer’s estimated value of the Securities on the Trade Date and will determine the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected.

Even if the treatment of the Securities as prepaid financial contracts is respected, purchasing the Securities could be treated as entering into “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the Securities.

As described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Security for a hypothetical range of performances for the Fund from -100.00% to +100.00% and reflect the Multiplier of 2.00, the Buffer Amount of 10.00%, the Maximum Gain of 60.60% and the Initial Price of $25.75. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Price	Fund Return (%)	Payment at Maturity ($)	Return on Securities (%)
$51.50	100.00%	$16.06	60.60%
$48.93	90.00%	$16.06	60.60%
$46.35	80.00%	$16.06	60.60%
$43.78	70.00%	$16.06	60.60%
$41.20	60.00%	$16.06	60.60%
$38.63	50.00%	$16.06	60.60%
$36.05	40.00%	$16.06	60.60%
$33.55	30.30%	$16.06	60.60%
$33.48	30.00%	$16.00	60.00%
$30.90	20.00%	$14.00	40.00%
$28.33	10.00%	$12.00	20.00%
$27.04	5.00%	$11.00	10.00%
$25.75	0.00%	$10.00	0.00%
$24.46	-5.00%	$10.00	0.00%
$23.18	-10.00%	$10.00	0.00%
$20.60	-20.00%	$9.00	-10.00%
$18.03	-30.00%	$8.00	-20.00%
$15.45	-40.00%	$7.00	-30.00%
$12.88	-50.00%	$6.00	-40.00%
$10.30	-60.00%	$5.00	-50.00%
$7.73	-70.00%	$4.00	-60.00%
$5.15	-80.00%	$3.00	-70.00%
$2.58	-90.00%	$2.00	-80.00%
$0.00	-100.00%	$1.00	-90.00%

Example 1 — The Final Price of $36.05 is greater than the Initial Price of $25.75, resulting in a Fund Return of 40.00%. Because 2.00 times the Fund Return of 40.00% is greater than the Maximum Gain of 60.60%, Deutsche Bank AG will pay you the Face Amount plus a return equal to the Maximum Gain of 60.60%, resulting in a Payment at Maturity of $16.06 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)
$10.00 + ($10.00 × 60.60%) = $16.06

Example 2 — The Final Price of $27.04 is greater than the Initial Price of $25.75, resulting in a Fund Return of 5.00%. Because 2.00 times the Fund Return of 5.00% is less than the Maximum Gain of 60.60%, Deutsche Bank AG will pay you the Face Amount plus a return equal to 10.00%, resulting in a Payment at Maturity of $11.00 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Fund Return x Multiplier)
$10.00 + ($10.00 × 5.00% x 2.00) = $11.00

Example 3 — The Final Price of 24.46 is less than the Initial Price of $25.75, resulting in a Fund Return of -5.00%. Because the Fund Return of -5.00% is negative, and the Fund’s percentage decline is not more than the Buffer Amount of 10.00%, Deutsche Bank AG will pay you a Payment at Maturity of $10.00 per $10.00 Security.

Example 4 — The Final Price of $15.45 is less than the Initial Price of $25.75, resulting in a Fund Return of -40.00%. Because the Fund Return of -40.00% is negative and the Fund’s percentage decline is more than the Buffer Amount of 10.00% by 30.00%, Deutsche Bank AG will pay you less than the full Face Amount, resulting in a loss of 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price in excess of the Buffer Amount, and the Payment at Maturity of $7.00 per $10.00 Security will be calculated as follows:

$10.00 + [$10.00 × (Fund Return + Buffer Amount)]
$10.00 + [$10.00 × (-40.00% + 10.00%)] = $7.00

If the Final Price is less than the Initial Price by a percentage that is more than the Buffer Amount, you will be exposed to the negative Fund Return, resulting in a loss on the Face Amount that is equal to the percentage decline in the Fund in excess of the Buffer Amount, and you will lose up to 90.00% of the Face Amount. Any payment on the Securities, including any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The Market Vectors® Gold Miners ETF
We have derived all information contained in this pricing supplement regarding the Market Vectors® Gold Miners ETF including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors ETF Trust and Van Eck Associates Corporation (“Van Eck”). The Market Vectors® Gold Miners ETF is an investment portfolio of the Market Vectors ETF Trust, a registered investment company. Van Eck is the investment adviser to the Market Vectors® Gold Miners ETF. The Market Vectors® Gold Miners ETF is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “GDX.”

The Market Vectors ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the Market Vectors® Gold Miners ETF. Information provided to or filed with the SEC by the Market Vectors® Gold Miners ETF pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Market Vectors ETF Trust, Van Eck and the Market Vectors® Gold Miners ETF, we also refer you to the prospectus filed on the SEC’s website listed above. In addition, information about the Market Vectors ETF Trust, Van Eck and the Market Vectors® Gold Miners ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of this pricing supplement.

Investment Objective

The Market Vectors® Gold Miners ETF seeks to provide investment results that replicate as closely as possible the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in mining for gold or silver ore. The NYSE Arca Gold Miners Index includes common stocks, American Depositary Receipts (“ADRs”) and Global Depositary Receipts (“GDRs”) of selected companies that are involved in mining for gold and silver ore and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. Only companies with market capitalization greater than $750 million, an average daily trading volume of at least 50,000 shares over the past three months and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the NYSE Arca Gold Miners Index.

Indexing Investment Approach

The Market Vectors® Gold Miners ETF utilizes a “passive” or indexing investment approach and attempts to approximate the investment performance of the Gold Miners Index by investing in a portfolio of securities that generally replicates the NYSE Arca Gold Miners Index. It is possible that the Market Vectors® Gold Miners ETF may not fully replicate the performance of the NYSE Arca Gold Miners Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

Holdings Information

The holding information for the Market Vectors® Gold Miners ETF is updated on a daily basis. As of October 29, 2013, the Market Vectors® Gold Miners ETF had a total of 37 total constituents. The following tables summarize the Market Vectors® Gold Miners ETF’s top 10 holdings in individual companies as of such date.

Top 10 Holdings in Individual Companies as of October 29, 2013

Company	Percentage of Total Holdings
Goldcorp Inc.	11.71%
Barrick Gold Corp.	10.87%
Newmont Mining Corp.	7.59%
AngloGold Ashanti Ltd.	4.76%
Silver Wheaton Corp.	4.75%
Franco-Nevada Corp.	4.67%
Randgold Resources Ltd.	4.67%
Yamana Gold Inc.	4.54%
Newcrest Mining Ltd.	4.73%
Kinross Gold Corp.	4.37%

The information above was compiled from the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The NYSE Arca Gold Miners Index

We have derived all information contained in this pricing supplement regarding the NYSE Arca Gold Miners Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the NYSE Arca. The NYSE Arca Gold Miners Index was developed by the NYSE Amex (formerly the American Stock Exchange) and is calculated, maintained and published by the NYSE Arca. The NYSE Arca has no obligation to continue to publish, and may discontinue the publication of, the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is reported by Bloomberg under the ticker symbol “GDM.”

The NYSE Arca Gold Miners Index is a modified market capitalization weighted index primarily composed of publicly traded companies involved in the mining of gold or silver ore. Your return on the Securities is linked to the performance of the Underlying Fund and not the direct performance of the NYSE Arca Gold Miners Index.

Eligibility Criteria for Index Components

The NYSE Arca Gold Miners Index includes common stocks, ADRs and GDRs of selected companies that are involved in mining for gold and silver ore and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. Only companies with market capitalization greater than $750 million, an average daily trading volume of at least 50,000 shares over the past three months and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the NYSE Arca Gold Miners Index.

Index Calculation

The NYSE Arca Gold Miners Index is calculated using a modified market capitalization weighting methodology. The NYSE Arca Gold Miners Index is weighted based on the market capitalization of each of the component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the NYSE Arca Gold Miners Index:

(1)	the weight of any single component security may not account for more than 20% of the total value of the NYSE Arca Gold Miners Index;

(2)
the component securities are split into two subgroups — large and small, which are ranked by market capitalization weight in the NYSE Arca Gold Miners Index. Large stocks are defined as having a starting NYSE Arca Gold Miners Index weight greater than or equal to 5%. Small securities are defined as having a starting NYSE Arca Gold Miners Index weight below 5%. The large group and small group will represent 45% and 55%, respectively, of the NYSE Arca Gold Miners Index; and

(3)
the final aggregate weight of those component securities which individually represent more than 4.5% of the total value of the NYSE Arca Gold Miners Index may not account for more than 45% of the total NYSE Arca Gold Miners Index value.

At the time of the quarterly rebalance, the weights for the components stocks (taking into account expected component changes and share adjustments), are modified in accordance with the following procedures.

Diversification Rule 1: If any component security exceeds 20% of the total value of the NYSE Arca Gold Miners Index, then all stocks greater than 20% of the NYSE Arca Gold Miners Index are reduced to represent 20% of the value of the NYSE Arca Gold Miners Index. The aggregate amount by which all component securities are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are those that are under 5% (after any adjustments for Diversification Rule 1). The large group and small group in aggregate will represent 45% and 55%, respectively, of the final index weight. The weight of each of the large stocks will be scaled down proportionately with a floor of 5% so that the aggregate weight of the large components will be reduced to represent 45% of the NYSE Arca Gold Miners Index. If any component security falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to the product of 5% and the proportion by which the stocks were scaled down, the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any component security exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Index Maintenance

The NYSE Arca Gold Miners Index is reviewed quarterly to ensure that at least 90% of the index weight is accounted for by index components that continue to meet the initial eligibility requirements. Components will be removed from the NYSE Arca Gold Miners Index during the quarterly review if (i) the market capitalization falls below $450 million or, (ii) the average daily volume for the previous three months is lower than 30,000 shares and the average daily value traded for the previous three months is lower than $600,000. In addition, the NYSE Arca Gold Miners Index is reviewed quarterly so that the NYSE Arca Gold Miners Index components continue to represent the universe of companies involved in the gold mining industry. The NYSE Arca may at any time and from time to time change the number of securities composing the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in the NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the NYSE Arca Gold Miners Index. Changes to the NYSE Arca Gold Miners Index compositions and/or the component share weights in the NYSE Arca Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance. In conjunction with the quarterly review, the share weights used in the calculation of the NYSE Arca Gold Miners Index are determined based upon current shares outstanding modified, if necessary, to provide greater index diversification, as described above. The index components and their share weights are determined and announced prior to taking effect. The share weight of each component security in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. The NYSE Arca may substitute stocks or change the number of stocks included in the NYSE Arca Gold Miners Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the NYSE Arca Gold Miners Index; the index divisor may be adjusted to ensure that there are no changes to the index level as a result of non-market forces.

The graph below illustrates the performance of the Market Vectors® Gold Miners ETF from October 29, 2008 to October 29, 2013. The Closing Price of the Market Vectors® Gold Miners ETF on October 29, 2013 was $25.75. The historical prices of the Market Vectors® Gold Miners ETF should not be taken as an indication of future performance and no assurance can be given as to the Fund Return on the Final Valuation Date, or any future closing price of the Fund. We cannot give you assurance that the performance of the Fund will result in an amount payable at maturity of more than 10.00% of the Face Amount.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity) and (ii) subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

Even if the treatment of the Securities as prepaid financial contracts is respected, purchasing the Securities could be treated as entering into “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Securities, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.25 per $10.00 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the Securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.